     FIRST AMENDMENT, dated as of June 30, 2008, (this “Amendment”), among The Bear Stearns Companies Inc. (the “Company”), JPMorgan Chase & Co. (the “Guarantor”) and The Bank of New York, as trustee (the “Guarantee Trustee”), to the Preferred Securities Guarantee Agreement, dated as of May 10, 2001 (the “Securities Guarantee”), between the Company and the Guarantee Trustee.

RECITALS

     WHEREAS, the Company and the Guarantee Trustee have heretofore entered into the Securities Guarantee for the benefit of the Holders (as defined therein) of the Preferred Securities (as defined therein);

     WHEREAS, Section 9.2 of the Securities Guarantee permits, without the consent of any Holders of Preferred Securities, amendments to the Securities Guarantee which do not adversely affect the rights of the Holders of Preferred Securities in any material respect;

     WHEREAS, the Guarantor is not under any obligation to guarantee any of the Company’s obligations under the Preferred Securities;

     WHEREAS, pursuant to the request of the Company, the Guarantee Trustee has agreed to amend certain provisions of the Securities Guarantee as set forth below;

     WHEREAS, the Guarantee Trustee has received (1) a copy of a resolution of the board of directors of the Company authorizing the execution and delivery by the Company of this Amendment, and (2) an Officers’ Certificate pursuant to Section 3.2(a)(ii) of the Securities Guarantee; and

     WHEREAS, all things necessary to make this Amendment a valid agreement of the Company in accordance with its terms have been done;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company and the Guarantee Trustee covenant and agree for the equal and ratable benefit of the Holders of the Preferred Securities as follows:

1.      Defined Terms. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Securities Guarantee shall have the meanings assigned to them in the Securities Guarantee.

2.      Guarantee. The Guarantor hereby makes the guarantee contained in Appendix A hereto with respect to the obligations and liabilities of the Company in respect of the Preferred Securities and the Securities Guarantee. For the avoidance of doubt, Appendix A is incorporated into this Amendment in its entirety and forms a part hereof.

3.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

4.      Jurisdiction. The parties hereto agree that any and all suits, actions and proceedings to enforce any and all rights or obligations relating to the subject matter of this Amendment, or to resolve any dispute arising hereunder, shall be brought exclusively before the New York State or federal courts located in the State of New York, County of New York, and hereby consent to the jurisdiction of such courts. The parties hereto hereby waive any objection to venue of such suit, action or proceeding brought in such courts and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

5.      Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AMENDMENT.

6.      Effectiveness. This Amendment shall be effective as of the close of business on the date hereof.

7.      Counterparts. This Amendment may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

8.      Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Amendment.

9.      Ratification of Securities Guarantee; Amendment Part of Securities Guarantee. Except as expressly amended hereby, the Securities Guarantee is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Securities Guarantee for all purposes, and every holder of Preferred Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

10.      Guarantee Trustee Makes No Representation. The recitals contained herein shall be taken as statements of the Company or the Guarantor, and the Guarantee Trustee assumes no responsibility for their correctness. The Guarantee Trustee makes no representation as to the validity or sufficiency of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

THE BEAR STEARNS COMPANIES INC.

By: /s/ Michael Cavanagh
Michael Cavanagh
President

JPMORGAN CHASE & CO.

By: /s/ Michael Cavanagh
Michael Cavanagh
Executive Vice President and Chief Financial
Officer

THE BANK OF NEW YORK, AS GUARANTEE
TRUSTEE

By: /s/ Timothy Casey
Name: Timothy Casey
Title: Assistant Treasurer

Appendix A